Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated July 2, 2026, except for the effects of the reverse stock split discussed in Note 16, as to which the date is October 20, 2026, with respect to the financial statements of Lycia Therapeutics, Inc., incorporated herein by reference.
/s/ KPMG LLP
San Francisco, California
October 23, 2026